STOCK PURCHASE AGREEMENT



       This STOCK PURCHASE AGREEMENT (this "Agreement") made and entered into as of this 7th day of December, 1993 (the "Effective Date"), among

    DRESSER INDUSTRIES, INC., a Delaware corporation ("Dresser"), on the first part, LITTON INDUSTRIES, INC., a Delaware corporation ("Litton"),

    WESTERN ATLAS INC., a Delaware corporation and a wholly-owned subsidiary of Litton ("WAI"), and WESTERN RESEARCH HOLDINGS, INC., a

    Delaware corporation and a wholly-owned subsidiary of WAI ("WRH") on the second part; and WESTERN ATLAS INTERNATIONAL, INC., a Delaware corporation ("Western International"), on the third part.



                              W I T N E S S E T H



       WHEREAS, Dresser is the owner of 6,000,000 shares of the Class A

    Common Stock of Western International;



       WHEREAS, WAI desires to purchase from Dresser and Dresser desires to sell to WAI (or to a wholly-owned subsidiary of WAI), such shares of the Class A Common Stock of Western International (the "Shares") upon the terms and conditions hereinafter set forth; and the parties desire to effectuate the other transactions provided for herein;

       NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived from this Agreement, the parties do covenant and agree as follows:



       1.   On the Closing Date (as hereinafter defined), Dresser shall sell to WAI, or a wholly-owned subsidiary of WAI to be designated in writing to Dresser by WAI, and WAI shall purchase from Dresser or cause its designated wholly-owned subsidiary to purchase from Dresser, the

    Shares for an aggregate purchase price of (a) cash in the amount of

    $358,000,000 plus (b) four Subordinated Notes of WAI, each in the principal amount of $50,000,000, in the form of Exhibit A hereto (the

    "Notes"), with the blanks appropriately filled in so that the Notes mature respectively four, five, six, and seven years from and after the

    Closing Date and interest is payable on the last day of each six month period following the Closing Date.



       2.   The closing of the transactions contemplated by this Agreement

    (the "Closing") shall take place at the offices of Dresser in Dallas,

    Texas, commencing at 9:00 a.m. local time on such date as Litton, WAI,

    WRH, Dresser, and Western International may mutually determine (the

    "Closing Date"), which date shall in no event be later than January 28,

    1994.  The transfer of the Shares by Dresser shall be deemed to be effective as of the Effective Date, and shall be so treated by the parties on their respective books and records.



       3.   At the Closing, (i) Dresser will deliver to Litton and WAI the various certificates, instruments, and documents referred to in Section

    7 below, (ii) Litton and WAI will deliver to Dresser the various certificates, instruments, and documents referred to in Section 8 below, (iii) Dresser will deliver to Litton and WAI certificates representing the Shares, endorsed in blank or accompanied by duly executed assignment documents sufficient to vest in WAI or its designee good and marketable title to the Shares, and (iv) Litton and WAI will deliver to Dresser the Notes and shall cause to be transferred to

    Dresser's Account No. _______________ at _______________ immediately available funds in the amount of $358,000,000.



       4.   Litton and WAI hereby represent and warrant to Dresser as

    follows:



            (a)  The execution, delivery, and performance by Litton and WAI of this Agreement have been duly authorized and approved by the Boards of Directors of each of such corporations, and no other corporate action on the part of Litton and WAI is required.



            (b) This Agreement has been duly and validly executed and delivered on behalf of Litton and WAI and constitutes the valid and legally binding obligation of Litton and WAI enforceable in accordance with its terms and conditions, except to the extent the same may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally or by general equitable principles.



            (c)  Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof on the part of Litton or WAI, has breached or violated or will breach or violate in any material manner any material statute, law, ordinance, rule, or regulation of any governmental authority of the United States or any

    State thereof, or of any political subdivision thereof, or any of the terms, conditions, or provisions of the Certificate of Incorporation,

    as amended, or By-laws of Litton or WAI or any judgment, order,

    injunction, or decree, or any material contract, agreement, or instrument to which either of them is a party or by which either of them is bound.



            (d)  Neither Litton nor WAI has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which

    Dresser could become liable or obligated.

            (e)  WAI (or its designated wholly-owned subsidiary) is

    purchasing the Shares in order to acquire directly or indirectly substantially all of the equity interest in Western International and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended

    (the "Act").



       WAI hereby represents and warrants to Dresser that the Notes, when delivered in accordance with Section 3 hereof, shall have been duly and validly authorized, executed, and delivered by WAI and will constitute the valid and legally binding obligations of WAI, enforceable in accordance with their respective terms and conditions except to the extent the same may be limited by bankruptcy, insolvency,

    reorganization, moratorium, or similar laws affecting creditors' rights generally or by general equitable principles.



         5.   Dresser hereby represents and warrants to Litton and WAI as follows:



            (a)  The execution, delivery, and performance by Dresser of this Agreement have been duly authorized and approved by the Board of

    Directors of Dresser; and no other corporate action on the part of

    Dresser is required.

            (b)  This Agreement has been duly and validly executed and delivered on behalf of Dresser and constitutes the valid and legally binding obligation of Dresser enforceable in accordance with its terms and conditions, except to the extent the same may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally or by general equitable principles.



            (c)  Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof on the part of Dresser,

    has breached or violated or will breach or violate in any material manner any material statute, law, ordinance, rule, or regulation of any governmental authority of the United States or any State thereof, or of any political subdivision thereof, or any of the terms, conditions, or provisions of the Certificate of Incorporation or By-laws of Dresser or any judgment, order, injunction, or decree, or any material contract,

    agreement, or instrument to which Dresser is a party or by which

    Dresser is bound, except to the extent that Section 5 of the

    Shareholders Agreement (as that term is defined in Section 11 below)

    may purport to restrict the right of Dresser to sell the Shares.



            (d)  Dresser is the sole record and beneficial owner of the

    Shares, and upon consummation of the transactions provided for herein,

    WAI or its designee will receive good and marketable title to the

    Shares free and clear of all agreements, charges, options, security interests, pledges, liens, encumbrances, claims, and restrictions of any nature whatsoever.



            (e)  Dresser has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Litton or WAI could become liable or obligated.



            (f)  Dresser understands that the Notes have not been, and will not be, registered under the Act, or under any state securities laws,

    are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, and may not be sold or transferred in the absence of an effective registration statement under the Act or the availability of an applicable exemption from registration and exemptions under applicable state securities or blue sky laws.



       6.   The respective representations and warranties of the parties hereto shall survive the consummation of the transactions provided for herein.

       7.   The obligations of Litton and WAI hereunder shall be subject to the fulfillment on or prior to the Closing Date, of the following conditions:



            (a)  The representations and warranties made by Dresser in this

    Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made again and reaffirmed on and as of the

    Closing Date.



            (b)  Dresser shall have delivered to Litton and WAI certified copies of the resolutions adopted by its Board of Directors authorizing and approving the transactions provided for in this Agreement.



            (c)  No investigation, suit, action, or other judicial or

    governmental proceeding shall be pending or threatened before any court or governmental agency which in the reasonable opinion of Litton or WAI and their respective counsel is likely to result in the restraint or prohibition, or the obtaining of substantial damages or other substantial relief in connection with this Agreement or the consummation of the transactions provided for in this Agreement.



            (d)  All proceedings, corporate or other, to be taken by

    Dresser in connection with the transactions provided for in this

    Agreement, and all related documents, shall be reasonably satisfactory in form and substance to Litton and WAI.



            (e)  Dresser shall have delivered to Litton and WAI the written opinion of counsel for Dresser (which counsel may be an employee of

    Dresser), dated as of the Closing Date, as to the matters set forth in

    Exhibit B.



            (f)  Dresser shall have submitted to WAI the written

    resignations of William E. Bradford, John J. Murphy, and B. D. St.

    John, effective as of the Closing Date, as directors of Western

    International; the written  resignation of John J. Murphy, effective as of the Closing Date, as Co-Chairman of Western International; and the

    written resignation of B. D. St. John as Co-Trustee under Voting Trust

    Agreements dated respectively December 1, 1988, April 18, 1990, and May

    14, 1991, in connection with the Western Atlas International, Inc. 1988

    Restricted Stock Purchase Plan.



       8.   The obligations of Dresser hereunder shall be subject to the fulfillment on or prior to the Closing Date, of the following conditions:

            (a)  That certain lease agreement between Western International as Landlord and Dresser as Tenant, dated as of May 1, 1987, shall have been amended in the manner set forth in Exhibit C.



            (b)  The representations and warranties made by Litton and WAI in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made again and reaffirmed on and as of the Closing Date.



            (c)  Litton and WAI shall have delivered to Dresser certified copies of the resolutions adopted by their respective Boards of

    Directors authorizing and approving this Agreement and the transactions provided for herein.



            (d)  No investigation, suit, action, or other judicial or

    governmental proceeding shall be pending or threatened before any court or governmental agency which in the reasonable opinion of Dresser and its counsel is likely to result in the restraint or prohibition, or the obtaining of substantial damages or other substantial relief in connection with this Agreement or the consummation of the transactions provided for in this Agreement.

            (e)  All proceedings, corporate or other, to be taken by either of Litton or WAI in connection with the transactions provided for in this Agreement, and all related documents, shall be reasonably satisfactory in form and substance to Dresser.



            (f)  Litton and WAI shall have delivered to Dresser the written opinion of counsel for Litton and WAI (which counsel may be an employee of Litton or WAI, as the case may be), dated as of the Closing Date, as to the matters set forth in Exhibit D.



       9.   On or prior to the Closing Date, Dresser shall deliver to WAI or its designee any and all proprietary, confidential, or secret information and data in the possession of Dresser, its officers,

    employees, or agents relating to the business, properties, assets, and financial prospects (including without limitation any business plans or projections) of Western International and its subsidiaries, and for a period of six years from and after the Closing Date shall hold in confidence and use all reasonable efforts to cause all present and former directors, officers, and employees of Dresser or any subsidiary thereof to hold in confidence their knowledge of any and all such proprietary, confidential, and secret information or data and not to disclose, publish, or use such information (i) without the prior written consent of WAI, or (ii) until such information has been publicly disclosed by Litton, WAI, WRH or Western International or otherwise ceased to be secret or confidential as evidenced by general public knowledge.  Nothing in this Section 9 shall be construed to grant or imply any license in favor of Dresser with respect to any propriety information of Western International except for those certain licenses referred to in Section 10.



       10.  Effective on the Closing Date, the Amalgamation Agreement

    ("Amalgamation Agreement") dated April 30, 1987, by and among Litton and WRH, successor in interest by statutory merger to Western

    Geophysical Company of America ("Western Geophysical"), a Delaware

    corporation, on the first part, (collectively the "Litton Parties"),

    and Dresser, on the second part, and Western International, on the third part, shall terminate and be of no further force and effect except that the rights and obligations of the parties under the following Sections and Subsections of the Amalgamation Agreement, and

    the other Agreements listed below shall survive and remain in full force and effect until terminated by their terms:



            (i)       Section 3 of the Amalgamation Agreement;



            (ii)      the Tax Separation and Indemnification Agreement

                      (Exhibit I to the Amalgamation Agreement);

            (iii)     the Employee Exhibit (Exhibit K to the Amalgamation

                      Agreement);



            (iv)      the License Agreement dated April 30, 1987 between

                      Western International and Dresser (Schedule M a to

                      the Amalgamation Agreement) (items (ii) - (iv) being

                      hereafter sometimes collectively referred to as the

                      "Constituent Agreements");



            (v)       Section 4.6 (regarding reasonable efforts to assure

                      tax-free nature);



            (vi)      Section 11.1 (further assurances);



            (vii)     Subsections 11.9 (a) and (c) (regarding license

                      agreement set forth in Schedule M a);



            (viii)    Section 11.10 (regarding the use of names and logos);



            (ix)      Section 11.13 (regarding litigation cooperation);



            (x)       Section 11.14 (regarding tax returns for periods

                      prior to 1987); and

            (xi)      Sections 14.1 - 14.10 (regarding indemnification with

                      respect to the foregoing);



    provided, however, that any dispute under Subsections 14.1 - 14.10 of the Amalgamation Agreement or under the Constituent Agreements or with respect to the Outstanding Issues referred to below, which are not resolved by agreement, shall be resolved pursuant to the provisions of

    Section 20 of this Agreement, notwithstanding anything to the contrary included in Subsections 14.1 - 14.10 of the Amalgamation Agreement or

    in any of the Constituent Agreements.  In addition, the parties agree that, notwithstanding the termination of the Amalgamation Agreement,

    the rights and obligations of the parties under the Amalgamation

    Agreement with respect to the matters set forth on Schedule 1 to this

    Agreement (the "Outstanding Issues") shall remain in effect.



       11.  Effective the Closing Date, the Shareholders Agreement dated

    April 30, 1987, as amended (the "Shareholders Agreement") among Western

    Geophysical, Litton and Dresser relating to Western International shall terminate and be of no further force and effect.



       12.  Western International will promptly take all commercially reasonable steps to cause Dresser to be released from all liability pursuant to any guarantees issued by Dresser which remain outstanding with respect to any obligation of Western International ("Dresser

    Guarantee").  Effective on the Closing Date, WAI and Western

    International shall indemnify, defend, and hold harmless Dresser from any claims, liability, or obligations Dresser may incur with respect to any Dresser Guarantee.



       13.  For a period of three years from and after the Closing Date,

    neither Dresser nor any subsidiary of Dresser, shall, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control in any other manner with any business competing with Western International or its subsidiaries

    (collectively, "WAII") in the Defined Business (as hereinafter defined)

    in those places and locales where WAII has or have conducted and actively engaged (whether directly or indirectly through subsidiaries or affiliates or otherwise) in the Defined Business on or prior to the

    Closing Date.



       As used in this Section 13, the term "Defined Business" shall mean the manufacture of wire line well logging equipment, wire line well perforating equipment, and explosive charges for well perforating;

    providing services of wire line well logging and wire line well perforating; providing subsurface formation evaluation computer software and evaluation services; geophysical and surveying services, including mapping and interpretation services, for geophysical applications, magnetic surveys, gravity surveys, and photogrammetry services for geophysical applications; hydrocarbon core sampling and analysis; hydrocarbon rock and fluid sampling and analysis; hydrocarbon reservoir engineering and consulting; seismic sources and seismic receivers; seismic exploration services including land and marine seismic surveys, seismic data processing and interpretation, downhole seismic surveys, and seismic lithologic modeling and the licensing and marketing of seismic data; development of geophysical software and computer programs with respect to the foregoing; development of computer programs for reservoir simulation, modeling, and analysis with respect to the foregoing; seismic data acquisition and processing including geophones; hydrophones, vibrators, marine seismic sources,

    marine and land cables and connectors, and electronic control systems for land and marine seismic equipment; seismic data telemetry systems;

    and marine navigation equipment for seismic vessels.



       Notwithstanding the foregoing, this Section 13 shall not be deemed to prohibit or restrict in any manner (i) the continued conduct and operation by Dresser of the business and affairs of Dresser's

    Guiberson, Security, Swaco and Waukesha Divisions; M-I Drilling Fluids

    Company, a joint venture with Halliburton Company; and B.J. Titan

    Services Company, a joint venture with Baker-Hughes, Inc. to the extent heretofore conducted, or (ii) the acquisition by asset purchase, stock purchase, merger, consolidation, or otherwise by Dresser or any subsidiary of Dresser of the business, properties, rights, and assets of any corporation, company, partnership, or other business entity partially engaged in the Defined Business provided that such activities do not exceed ten percent (10%) of the net revenues or net assets of such corporation, company, partnership, or other business entity, or

    (iii) the direct or indirect ownership by Dresser or any subsidiary of

    Dresser of not more than five percent (5%), in the aggregate, of any class of debt or equity security of any corporation, company,

    partnership or other business entity engaged in the Defined Business provided that such security is traded on a national securities exchange or regularly quoted on NASDAQ, or (iv) the acquisition, ownership,

    management, or control of Baroid Corporation ("Baroid") with respect to businesses currently conducted by Baroid.



       The provisions of this Section 13 shall in no event be deemed to prohibit or restrict in any manner (i) the continued conduct and operation by Dresser of the business and affairs of Dresser's present divisions, operations, or subsidiaries or any business which does not compete with the Defined Business, or (ii) the continued conduct of any business of Dresser or its subsidiaries utilizing the techniques used by the Atlas Business (as defined in the Amalgamation Agreement) and its subsidiaries not for the purposes of interpretation of hydrocarbon exploration or development.



       In the event that any provision of this Section 13 shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to the scope or duration of such provision and shall not affect or render invalid or unenforceable any other provision of this Section 13, and, to the fullest extent permitted by law, each provision of this Section 13 shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drafted so as not to be invalid or unenforceable.



       14.  During the continuance of the non-competition covenant set forth in Section 13, WAII will offer and provide its wireline services to Dresser, either directly or as a part of a bid package assembled by

    Dresser, in geographical areas in which WAII provides the specific wireline services requested by Dresser and subject to the availability of equipment for the period requested, under prices, terms and conditions which are substantially similar in all material respects to the prices, terms and conditions offered to others.  WAII shall not be prohibited or restricted, however, from offering and providing such wireline services to others, either directly or as part of bid package,

    which may be in competition with a bid by Dresser, or assembled by

    Dresser.  As used in this Section 14, the term "Dresser" shall include any subsidiaries of Dresser.



       15.  No party to this Agreement shall make, issue, or release any public announcement, press release, public statement, or public acknowledgment of the terms, conditions and status of, the transactions provided for in this Agreement, without the prior written consent of the other parties as to content and time of release and the media in which such statement or announcement is to be made; provided, however,

    that in the case of announcements, statements, acknowledgments, or disclosures which any party is required by law or regulations,

    including those of public stock exchanges on which the securities of such party or its affiliates are traded, to make, issue, or release (a

    "Legally Required Statement"), the making, issuing, or releasing of any such Legally Required Statement shall not constitute a breach of this

    Agreement, if such party shall have given, to the extent reasonably possible, three days' prior notice to the other parties, and shall have attempted, to the extent reasonably possible, to clear such disclosure with the other parties.  Each party agrees that it will not unreasonably withhold or delay any such consent or clearance.

       16.  All notices, requests, demands or other communications under this Agreement shall be in writing, and shall be given, either by hand or telex, telecopy, or other telecommunications device capable of creating a written record (confirmed by mail) or by mailing, certified or registered mail with first-class postage prepaid, or by overnight courier (a) if to Litton, to Litton Industries, Inc., 360 North

    Crescent Drive, Beverly Hills, California 90210-4867, Telecopy: (310)

    859-5940 Attention: General Counsel; (b) if to WAI or to WRH, to

    Western Atlas Inc., 360 North Crescent Drive, Beverly Hills, California

    90210-4867, Telecopy: (310) 888-2848, Attention: General Counsel; (c)

    if to Western International, to Western Atlas International, Inc.,

    10205 Westheimer Road, Houston, Texas 77042, Telecopy (713) 266-1717,

    Attention: General Counsel; and (d) if to Dresser, to Dresser

    Industries, Inc., P. O. Box 718, 2001 Ross Avenue, Dallas, Texas,

    75221, Telecopy:  (214) 740-6960, Attention: General Counsel or to such other person or place as any of such parties shall furnish to the other parties in writing.



       17.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument, and shall be deemed effective on and as of the Effective Date.

       18.  No failure or delay in the enforcement of any provision of this

    Agreement shall operate as a waiver of such provision, nor shall any single or partial waiver of any breach of any provision of this

    Agreement be held to be a waiver of any other or subsequent breach, and the failure of a party to enforce at any time any provision of this

    Agreement shall not be deemed a waiver of any right of any such party to subsequently enforce such provision.  All remedies afforded in this

    Agreement are provided in addition to and cumulative of every other remedy provided in this Agreement or by law or in equity (excluding the remedy of recission, which the parties hereby waive).  No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party who might assert such breach.



       19.  Dresser agrees that the remedies of Litton, WAI, WRH, and

    Western International at law for any breach or violation of any

    provision of Section 9 and     Section 13 shall be inadequate and that,

    in the event of any such breach or violation, Litton, WAI, WRH, and

    Western International shall be entitled to injunctive relief in addition to any other remedy, at law or in equity, to which they may be entitled.



       20. Any dispute between the parties with respect to this Agreement or with respect to the Outstanding Issues or the Constituent Agreements

    that cannot be promptly resolved by the parties shall be submitted to mediation.  The mediator shall be jointly selected by the parties involved in the dispute with the mediation to be held in Houston,

    Texas.  If the parties cannot jointly agree on the selection of a mediator, or if the mediation does not result in a resolution of the dispute, the matter shall be submitted to and finally resolved under the Rules of the American Arbitration Association ("AAA") by an

    arbitrator appointed in accordance with those Rules.  The place of the arbitration shall be in Houston, Texas.  The determination by the arbitrator shall be final and binding upon the parties and shall be enforceable in any court of competent jurisdiction.  The fees and costs of arbitration shall be evenly divided between the parties to the arbitration.



       21.  To the extent that WAI may designate any wholly-owned subsidiary to purchase the Shares from Dresser pursuant to this

    Agreement, WAI hereby unconditionally guarantees to Dresser the payment of the purchase price for the Shares set forth in Section 1.



       22.  This Agreement shall be construed, interpreted and enforced in accordance with the law of the State of Texas without regard to its choice of law principles and applicable and controlling United States federal law. Any legal action, suit or proceeding in law or equity arising out of or relating to this Agreement or the transactions provided for in this Agreement may be instituted in the United States

    District Court for the Southern District of Texas or in any Texas state court in Dallas County or Harris County, and each party irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.  Each party agrees not to assert, by way of motion, as a defense or otherwise, in any action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this

    Agreement, or the subject matter of this Agreement, may not be enforced in or by such court.



       23.  The parties agree to take whatever steps are necessary to amend, modify or waive those positions of the Voting Trust Agreements dated December 1, 1988, April 18, 1990 and May 14, 1991 ("Voting

    Agreements") with respect to the Western International 1988 Restricted

    Stock Purchase Plan relating to Dresser's right to appoint a Co-

    Trustee, such Co-Trustee's right to vote shares of Class A Common Stock of Western International, and any other rights Dresser may have under the Voting Agreements.

       24.  This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.



       25.  This Agreement (including the documents referred to herein)

    constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings,

    agreements, or representations by or among the parties, written or oral, to the extent they have related in any way to the subject matter hereof.



       26.  This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties hereto; provided, however, that

    WAI may (i) assign any or all of its rights and interests hereunder to one or more of its wholly-owned subsidiaries and (ii) designate one or more of its wholly-owned subsidiaries to perform its obligations hereunder (in any or all of which cases WAI nonetheless shall remain responsible for the performance of all of WAI's obligations hereunder).



       27. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto.

    No waiver by any party of any term or condition hereof shall be valid unless given in writing, and any such waiver shall be strictly limited to the matters set forth therein.



       28.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.



       29.  Each of the parties hereto will bear its own costs and expenses, and those of any of its subsidiaries (including legal fees and expenses), incurred in connection with this Agreement and the transactions contemplated hereby.



       30.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder,

    unless the context requires otherwise.  The word "including" shall mean including without limitation.



       31.  The Exhibits and Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

                          [Signature Pages to Follow]

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the

    Effective Date.



    DRESSER INDUSTRIES, INC.



    By:     _________________________



    Name:   _________________________



    Title:  _________________________



    LITTON INDUSTRIES, INC.



    By:     _________________________



    Name:   Joseph T. Casey



    Title:  Vice Chairman and Chief Financial Officer

    WESTERN ATLAS INC.



    By:     _________________________



    Name:   Joseph T. Casey



    Title:  Vice Chairman and Chief Financial Officer



    WESTERN RESEARCH HOLDINGS, INC.



    By:     _________________________



    Name:   Joseph T. Casey



    Title:  Vice President



    WESTERN ATLAS INTERNATIONAL, INC.



    By:     _________________________



    Name:   Joseph T. Casey



    Title:  Vice President and Director

    EXHIBIT A         Form of Note

    EXHIBIT B         Matters to be Covered in Opinion of Counsel for

                      Dresser

    EXHIBIT C         Form of Amendment to Lease

    EXHIBIT D         Matters to be Covered in Opinion of Counsel for

                      Litton and WAI

    SCHEDULE 1        Annex of Certain Liabilities